POWER OF ATTORNEY

The undersigned, each being an officer or Board member of both BNY Mellon ETF Trust and BNY Mellon ETF Trust II (the “Trusts”), each a Massachusetts business Trust, hereby constitutes and appoints Deirdre Cunnane, Sarah S. Kelleher, Lisa M. King, Jeff Prusnofsky, Amanda C. Quinn, and Peter M. Sullivan, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign the Trusts’ Registration Statements on Form N-1A (and any and all amendments, including post-effective amendments, thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Effective March 31, 2025, this document hereby revokes in its entirety any Power of Attorney executed by the undersigned with regard to the same subject matter.

Except as otherwise specifically provided herein, this Power of Attorney shall not in any manner revoke in whole or in part any power of attorney that the persons whose signatures appear below previously executed. This Power of Attorney shall not be revoked by any subsequent power of attorney that the persons whose signatures appear below may execute, unless such subsequent power specifically provides that it revokes this Power of Attorney by referring to the date of execution of this document or specifically states that the instrument is intended to revoke all prior powers of attorney.

This Power of Attorney shall remain in full force and effect until either properly revoked in writing or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Bank of New York Mellon Corporation or one of its affiliates.

/s/ David DiPetrillo David DiPetrillo President (Principal Executive Officer)	February 24, 2025
/s/ James Windels James Windels Treasurer (Principal Financial and Accounting Officer)	February 24, 2025

/s/ J. Charles Cardona J. Charles Cardona Chairman of the Board	February 24, 2025

/s/ Kristen M. Dickey Kristen M. Dickey Board Member	February 24, 2025
/s/ F. Jack Liebau, Jr. F. Jack Liebau, Jr. Board Member	February 24, 2025
/s/ Jill I. Mavro Jill I. Mavro Board Member	February 24, 2025
/s/ Kevin W. Quinn Kevin W. Quinn Board Member	February 24, 2025
/s/ Stacy L. Schaus Stacy L. Schaus Board Member	February 24, 2025